                                                                    EXHIBIT 99.1

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   25
Statements of Financial Condition as of September 30, 1999
  and 1998..................................................   26
Statements of Changes in Plan Equity for the three years
  ended September 30, 1999..................................   27
Notes to Financial Statements...............................   28

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

                         REPORT OF INDEPENDENT AUDITORS

Compensation and Options Committee of the Board of Directors
Rock-Tenn Company

     We have audited the accompanying statements of financial condition of the Rock-Tenn Company 1993 Employee Stock Purchase Plan as of September 30, 1999 and 1998 and the related statements of changes in plan equity for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Rock-Tenn Company 1993 Employee Stock Purchase Plan at September 30, 1999 and 1998 and the changes in Plan equity for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                  ERNST & YOUNG LLP

Atlanta, Georgia
November 5, 1999

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

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                       STATEMENTS OF FINANCIAL CONDITION

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Assets:
  Receivable from Rock-Tenn Company -- Notes 1 and 2........  $519,821   $465,301
                                                              ========   ========
Liabilities and equity:
  Obligations to purchase Rock-Tenn Company common
     stock -- Notes 1 and 2.................................   519,821    465,301
  Plan equity...............................................        --         --
                                                              --------   --------
Total liabilities and equity................................  $519,821   $465,301
                                                              ========   ========

                       See notes to financial statements

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                      STATEMENTS OF CHANGES IN PLAN EQUITY

                                                                 YEARS ENDED SEPTEMBER 30,
                                                          ---------------------------------------
                                                             1999          1998          1997
                                                          -----------   -----------   -----------
Participant contributions...............................  $ 3,464,190   $ 2,867,976   $ 2,834,682
Purchases of Rock-Tenn Company common stock -- Note 1...   (3,381,882)   (2,809,359)   (2,789,931)
Amounts refunded to Plan participants...................      (82,308)      (58,617)      (44,751)
                                                          -----------   -----------   -----------
Plan equity at end of year..............................  $        --   $        --   $        --
                                                          ===========   ===========   ===========

                       See notes to financial statements

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE PLAN:

     In 1993, the Board of Directors of Rock-Tenn Company (the "Company") adopted the Rock-Tenn Company 1993 Employee Stock Purchase Plan (the "Plan"). The Plan was effective beginning on January 1, 1994. On October 23, 1997, the Company's Board of Directors voted to amend and restate the Plan, thereby increasing the number of shares reserved for purchase under the Plan to 1,320,000. The amended and restated Rock-Tenn Company 1993 Employee Stock Purchase Plan was approved by Rock-Tenn Company shareholders on January 22, 1998.

     The Plan permits eligible employees to make regular, systematic purchases of the Company's Class A common stock directly from the Company through payroll deductions. Substantially all regular, full-time employees of the Company and its subsidiaries are eligible to participate in the Plan upon completion of at least two years of employment as defined by the Plan. Voluntary employee contributions are deducted from participants' compensation each pay period and are held for the participants' accounts. All funds held by the Company under the Plan are included in the general assets of the Company.

     On the first day of each of the four purchase periods (November 1, February 1, May 1 and August 1), participants in the Plan are granted an option to purchase shares of the Company's Class A common stock. On the last day of each purchase period (January 31, April 30, July 31 and October 31), the Company uses participant contributions, net of refunds, to purchase shares of the Company's Class A common stock for the participant. Contributions that exceed the plan provisions or the Internal Revenue Code limits are refunded to participants. The purchase price per share to the participant is equal to 85% of the market value, as defined, of the Company's Class A common stock on the first or last day of the purchase period, whichever amount is lower. For the purchase periods ending October 31, 1998, January 31, 1999, April 30, 1999 and July 31, 1999 there was a total of 284,080 shares of the Company's Class A common stock purchased for participants under the Plan. For the purchase periods ending October 31, 1997, January 31, 1998, April 30, 1998 and July 31, 1998, there was a total of 206,984 shares of the Company's Class A common stock purchased for participants under the Plan. For the purchase periods ending October 31, 1996, January 31, 1997, April 30, 1997 and July 31, 1997, there was a total of 195,627 shares of the Company's Class A common stock purchased for participants under the Plan. Stock certificates for all shares of the Company's Class A Common Stock purchased under the Plan are issued to participants at the end of each purchase period.

     Any participant may terminate contributions and withdraw from the Plan at any time. Even though there are no current intentions to do so, the Board of Directors can terminate the Plan at any time. Stock purchase transactions in process at the time of such termination cannot be modified or canceled without the written consent of the participants.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis of accounting.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires Plan management to make estimates and assumptions that affect the reported amounts of Plan assets and liabilities and disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in Plan equity during the reporting period. Actual results may differ from those estimates and the differences could be material.

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
                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Plan Administration

     The Plan is administered by the Compensation and Options Committee of the Company's Board of Directors, which consists of three outside directors.

  Plan Expenses

     Administrative expenses of the Plan are paid by the Company.

NOTE 3 -- FEDERAL INCOME TAXES:

     The Plan qualifies as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986. Issuance of shares under this Plan are not intended to result in taxable income to participants in the Plan based on provisions in Section 423 of the Internal Revenue Code.

NOTE 4 -- YEAR 2000 ISSUE (UNAUDITED):

     The Plan Sponsor has determined that it will be necessary to take certain steps in order to ensure that the Plan's information systems are prepared to handle year 2000 dates. The Plan Sponsor is taking a two-phase approach. The first phase addresses internal systems that must be modified or replaced to function properly. Both internal and external resources are being utilized to replace or modify existing software applications, and to test the software and equipment for the Year 2000 modifications. The Plan Sponsor has substantially completed this phase of the project. Costs associated with modifying software and equipment were not significant and were paid by the Plan Sponsor.

     For the second phase of the Project, Plan management established formal communications with its third-party providers to determine that they have developed plans to address their own Year 2000 problems as they relate to the Plan's operations. All third-party service providers have indicated that they will be Year 2000 compliant during 1999. If modifications of data processing systems of either the Plan, the Plan Sponsor, or its service providers are not completed timely, the year 2000 problem could have a material impact on the operations of the Plan. Plan management has not developed a formal contingency plan. However, management would take the necessary steps to continue the operations of the Plan if a problem would result from the Year 2000 issue.

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